Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-127405

SUPPLEMENT NO. 18 DATED OCTOBER 15, 2008 TO THE PROSPECTUS

DATED APRIL 25, 2008 OF CB RICHARD ELLIS REALTY TRUST

We are providing this Supplement No. 18 to you in order to supplement our prospectus dated April 25, 2008. This supplement provides information that shall be deemed part of, and must be read in conjunction with, the prospectus, which was supplemented by Supplement No. 12 dated September 11, 2008, Supplement No. 13 dated September 22, 2008, Supplement No. 14 dated September 30, 2008, Supplement No. 15 dated October 6, 2008, Supplement No. 16 dated October 7, 2008 and Supplement No. 17 dated October 14, 2008. Capitalized terms used in this Supplement No. 18 have the same meanings in the prospectus unless otherwise stated herein. The terms “we,” “our,” and “us” and CBRE REIT include CB Richard Ellis Realty Trust and its subsidiaries.

The following information should be read in conjunction with the information in our prospectus, including the section entitled “Distribution Policy.”

Fourth Quarter Distribution

We previously disclosed in Supplement No. 14 that our board of trustees approved a quarterly distribution to shareholders of $0.15 per common share for the fourth quarter 2008. This distribution does not represent an increase over the third quarter 2008 distribution. The distribution will be calculated on a daily basis and paid on January 20, 2009 to shareholders of record during the period October 1, 2008 through and including December 31, 2008.